UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

SL GREEN REALTY CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 17, 2006

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of SL Green Realty Corp. This year’s meeting will be held on Wednesday, May 17, 2006 at 9:00 a.m., local time, at the Grand Hyatt New York Hotel, Park Avenue at Grand Central Terminal, 109 East 42nd Street, New York, New York.

The attached proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to take part in the affairs of our company by voting on the matters described in the accompanying proxy statement. We hope that you will be able to attend the meeting. Our directors and management team will be available to answer questions. Afterwards, there will be a vote on the matters set forth in the accompanying proxy statement.

Your vote is important. Whether you plan to attend the meeting or not, please complete the enclosed proxy card and return it as promptly as possible. If you attend the meeting, you may continue to have your shares of common stock voted as instructed in the proxy or you may withdraw your proxy at the meeting and vote your shares of common stock in person. We look forward to seeing you at the meeting.

Sincerely,

Stephen L. Green
Chairman of the Board

SL GREEN REALTY CORP.
420 Lexington Avenue
New York, New York  10170-1881

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on May 17, 2006

The 2006 annual meeting of stockholders of SL Green Realty Corp. will be held on Wednesday, May 17, 2006 at 9:00 a.m., local time, the Grand Hyatt New York Hotel, Park Avenue at Grand Central Terminal, 109 East 42nd Street, New York, New York. At the annual meeting, stockholders will vote upon the following proposals:

1.     To elect two Class III directors to serve until the 2009 annual meeting of stockholders and until their successors are duly elected and qualified;

2.     To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3.     To consider and act upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the annual meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the annual meeting may be adjourned, or to which the annual meeting may be postponed.

Our Board of Directors has fixed the close of business on March 15, 2006 as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting, and at any adjournments or postponements thereof. Only stockholders of record of our common stock at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting, and at any adjournments or postponements thereof. A list of stockholders entitled to vote at the annual meeting will be available at the annual meeting and for ten calendar days prior to the annual meeting, between the hours of 8:30 a.m. and 4:30 p.m., local time, at our corporate offices located at 420 Lexington Avenue, New York, New York  10170-1881. You may arrange to review this list by contacting our Secretary, Andrew S. Levine.

You are requested to fill in and sign the enclosed form of proxy, which is being solicited by our Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. In addition, stockholders of record who attend the annual meeting may vote in person, even if they have previously delivered a signed proxy.

By Order of our Board of Directors

Andrew S. Levine
Secretary

New York, New York
April 17, 2006

Whether or not you plan to attend the annual meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. If you attend the annual meeting, you may vote in person if you wish, even if you have previously signed and returned your proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

i

Equity Compensation Plan Information	20
2005 Stock Option and Incentive Plan	20
Outperformance Plans	21
Employment and Noncompetition Agreements	22
Compensation Committee Interlocks and Insider Participation	23
COMPENSATION COMMITTEE REPORT	24
STOCK PERFORMANCE GRAPH	26
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27
Section 16(a) Beneficial Ownership Reporting Compliance	28
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	29
Cleaning Services	29
Security/Messenger and Restoration Services	29
Leases	29
Brokerage Services	29
Management Fees	29
Indebtedness of Management	29
Gramercy Capital Corp.	30
OTHER MATTERS	34
Solicitation of Proxies	34
Stockholder Proposals	34
Householding of Proxy Materials	34
Other Matters	35

ii

SL GREEN REALTY CORP.
420 Lexington Avenue
New York, New York  10170-1881

PROXY STATEMENT

FOR 2006 ANNUAL MEETING OF STOCKHOLDERS
to be held on May 17, 2006

We are sending this proxy statement and the enclosed proxy card to our stockholders on or about April 17, 2006 in connection with the solicitation of proxies by the Board of Directors of SL Green Realty Corp. for use at the 2006 annual meeting of stockholders to be held on Wednesday, May 17, 2006 at 9:00 a.m., local time, the Grand Hyatt New York Hotel, Park Avenue at Grand Central Terminal, 109 East 42nd Street, New York, New York, or at any postponement or adjournment of the meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the meeting?

If our records show that you were a stockholder of our common stock at the close of business on March 15, 2006, which is referred to in this proxy statement as the record date, you are entitled to receive notice of the meeting and to vote the shares of common stock that you held on the record date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon.

What is the purpose of the meeting?

At the annual meeting, you will be asked:

•       to vote upon the election of two Class III directors;

•       to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

•       to consider and act upon any other matters that may properly be brought before the meeting and at any adjournments or postponements thereof.

What constitutes a quorum?

The presence, in person or by proxy, of holders of a majority of the total number of outstanding shares of common stock entitled to vote at this meeting is necessary to constitute a quorum for the transaction of business at the meeting. As of the record date, there were 42,997,965 shares of common stock outstanding and entitled to vote at the meeting.

What vote is needed to approve each proposal?

The affirmative vote of the holders of record of a plurality of all of the votes cast at the meeting at which a quorum is present is necessary for the election of the Class III directors. The affirmative vote of the holders of record of a majority of all of the votes cast at the meeting at which a quorum is present is required for the ratification of our independent registered public accounting firm, and the approval of any other matters properly presented at the meeting for stockholder approval. Abstentions do not constitute a vote “for” or “against” any matter being voted on at the annual meeting and will not be counted as “votes cast,” although they will count toward the presence of a quorum. Broker “non-votes,” or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker or nominee does not have discretionary voting power, will be treated in the same manner as abstentions for purposes of the annual meeting.

Can I change my vote after I submit my proxy card?

If you cast a vote by proxy, you may revoke it at any time before it is voted by:

•       filing a written notice revoking the proxy with our Secretary at our address;

•       signing and forwarding to us a proxy with a later date; or

•       appearing in person and voting by ballot at the meeting.

If you attend the meeting, you may vote in person whether or not you have previously given a proxy, but your presence (without further action) at the meeting will not constitute revocation of a previously given proxy.

How do I vote?

We request that you complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-prepaid envelope. You may also attend the meeting in person and vote in person. If your shares of common stock are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee which you must follow in order to have your shares of common stock voted. Such stockholders who wish to vote in person at the meeting will need to obtain a proxy form from the broker, bank or other nominee that holds their shares of common stock of record.

How is my vote counted?

If you properly execute a proxy in the accompanying form, and if we receive it prior to voting at the meeting, the shares of common stock that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the common stock will be voted “for” the election of the nominees for the Class III directors named in this proxy statement, “for” ratification of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006, and as recommended by our Board of Directors with regard to all other matters in its discretion. It is not anticipated that any matters other than those set forth in the proxy statement will be presented at the meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the annual meeting.

What other information should I review before voting?

For your review, our 2005 annual report, including financial statements for the fiscal year ended December 31, 2005, is being mailed to you concurrently with the mailing of this proxy statement. You may also obtain, free of charge, a copy of our 2005 annual report on our website at http://www.slgreen.com. You may also obtain a copy of our Annual Report on Form 10-K, which contains additional information about our company, free of charge, by directing your request in writing to SL Green Realty Corp., 420 Lexington Avenue, New York, New York  10170-1881, Attention:  Investor Relations. The 2005 annual report and the Annual Report on Form 10-K, however, are not part of the proxy solicitation material.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the cost of the solicitation of proxies. We have retained Morrow & Co., Inc. at an aggregate estimated cost of $5,000, plus out-of-pocket expenses, to assist in the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone.

No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and the representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized and the delivery of this proxy statement shall, under no circumstances, create any implication that there has been no change in our affairs since the date hereof.

PROPOSAL 1:  ELECTION OF DIRECTORS

Our Board of Directors currently consists of five members and is divided into three classes, with the directors in each class serving for a term of three years and until their successors are duly elected and qualified. The term of one class expires at each annual meeting of stockholders.

At the annual meeting, two directors will be elected to serve until the 2009 annual meeting and until their successors are duly elected and qualified. Our Nominating and Corporate Governance Committee has recommended John H. Alschuler, Jr. and Stephen L. Green to our Board of Directors as nominees for election to serve as Class III directors. These nominees are currently serving as Class III directors. Following the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated John H. Alschuler, Jr. and Stephen L. Green to serve as Class III directors. Our Board anticipates that each nominee will serve, if elected, as a director. However, if either nominee is unable to accept election, proxies voted in favor of the particular nominee will be voted for the election of such other person or persons as our Nominating and Corporate Governance Committee may recommend to our Board.

The Board of Directors unanimously recommends a vote FOR each Nominee.

Information Regarding the Nominees and the Continuing Directors

The following table and biographical descriptions set forth certain information with respect to each nominee for election as a Class III director at the 2006 annual meeting and the continuing directors whose terms expire at the annual meetings of stockholders in 2007 and 2008, respectively, based upon information furnished by each director.

Name	Age	Director Since
Class III Nominee Directors (terms expire in 2009)
John H. Alschuler, Jr.	57	1997
Stephen L. Green	68	1997
Class II Continuing Directors (terms to expire in 2008)
Marc Holliday	39	2001
John S. Levy	70	1997
Class I Continuing Director (term expires in 2007)
Edwin Thomas Burton, III	63	1997

Class III Nominees for Election-Terms to Expire in 2009

John H. Alschuler, Jr. has served as one of our directors since 1997 and serves as a member of our Audit, Executive and Nominating and Corporate Governance Committees and is Chairman of our Compensation Committee of our Board of Directors. He is the President of Hamilton, Rabinowitz & Alschuler, Inc. and the Partner in Charge of its New York office. Hamilton, Rabinowitz & Alschuler, Inc. is a nationally recognized consulting firm with over 20 years of experience in real estate, advisory services, policy, and management consulting. Mr. Alschuler conducts a broad-range consulting practice, focused on the revitalization of urban communities and the construction of significant places with sound economic and social foundations. He has advised a wide range of development clients, including the Alliance for Downtown New York, the New Jersey Performing Arts Center, The Guggenheim Foundation, The Related Companies, Madison Square Garden, Brookfield Properties, the Government of Kuwait, Queens West Development Corporation, Empire State Development Corporation and the State of New York, among others. He has also advised a large array of public organizations and elected officials, including the Mayor and Governor of the State of New York and a variety of State Governors across the nation on various issues, including economic development, real estate development and capital construction. Most recently, he led the advisory team that shaped former Mayor Rudolph Guiliani’s and Governor George Pataki’s plan for the redevelopment of Governor’s Island. He served as the Chief Consultant for the redevelopment of the Brooklyn Waterfront. He also assists the office of the Deputy Mayor of Washington, D.C. in the management of large scale real estate transactions. Mr. Alschuler is also an Adjunct Associate Professor at Columbia University where he teaches real estate development. Mr. Alschuler received a B.A. degree from Wesleyan University and an Ed.D. degree from the University of Massachusetts at Amherst.

Stephen L. Green has served as our Chairman and member of our Executive Committee of our Board of Directors since 1997 and is a full-time executive officer of our company with responsibility for developing key market relationships and real estate opportunities while overseeing our long-term strategic direction. Mr. Green stepped down as our Chief Executive Officer in January 2004, when Marc Holliday was promoted to that position. Mr. Green founded our predecessor, S.L. Green Properties, Inc., in 1980. Prior to our initial public offering in 1997, Mr. Green had been involved in the acquisition of over 50 Manhattan office buildings containing in excess of 4.0 million square feet. As of December 31, 2005, our portfolio included interests in 28 properties comprising over 18.2 million square feet of space. Mr. Green has also served as the chairman of the board of directors of Gramercy Capital Corp., or Gramercy (NYSE: GKK), since August 2004. Mr. Green is an at-large member of the Executive Committee of the Board of Governors of the Real Estate Board of New York and has previously served as Chairman of the Real Estate Board of New York’s Tax Committee. He currently serves as a member on the board of directors of Street Squash. Mr. Green received a B.A. degree from Hartwick College and a J.D. degree from Boston College Law School.

Class II Continuing Directors—Terms Expire in 2008

Marc Holliday has served as our Chief Executive Officer since January 2004 and our President since April 2001. Mr. Holliday has also served as one of our directors since December 2001 and is a member of our Executive Committee of our Board of Directors. Mr. Holliday joined our company as Chief Investment Officer in July 1998. Since joining our company, Mr. Holliday has directed our focused business plan of repositioning and strategically upgrading of the portfolio to larger avenue properties with higher quality tenants, while at the same time driving strong earnings performance and growth in stockholder value. Mr. Holliday implemented this plan by overseeing a diversified strategy involving selective acquisitions and dispositions coupled with a successful joint venture initiative and structured finance program. Under Mr. Holliday’s investment guidance, we have grown to be one of the largest owners of commercial office properties in Manhattan. Mr. Holliday has also served as the president and Chief Executive Officer and a director of Gramercy (NYSE: GKK), since August 2004. Prior to joining our company, he was Managing Director and Head of Direct Originations for New York-based Capital Trust (NYSE: CT), a mezzanine finance company. While at Capital Trust, Mr. Holliday was in charge of originating direct principal investments for the firm, consisting of mezzanine debt, preferred equity and first mortgages. From 1991 to 1997, Mr. Holliday served in various management positions, including senior vice president at Capital Trust’s predecessor company, Victor Capital Group, a private real estate investment bank specializing in advisory services, investment management, and debt and equity placements. Mr. Holliday received a B.S. degree in Business and Finance from Lehigh University in 1988, as well as an M.S. degree in Real Estate Development from Columbia University in 1990.

John S. Levy has served as one of our director since 1997 and serves as a member of our Audit and Compensation Committees and as Chairman of our Nominating and Corporate Governance Committee of our Board of Directors. Mr. Levy is a private investor. Mr. Levy was associated with Lehman Brothers Inc. (or its corporate predecessors) from 1983 until 1995. During that period, Mr. Levy served as Managing Director and Chief Administrative Officer of the Financial Services Division, Senior Executive Vice President and Co-Director of the International Division overseeing the International Branch System, and Managing Partner of the Equity Securities Division, where he managed the International, Institutional,

Retail and Research Departments. Prior to that period, Mr. Levy was associated with A.G. Becker Incorporated (or its corporate predecessors) from 1960 until 1983. At A.G. Becker, Mr. Levy served as Managing Director of the Execution Services Division, Vice President-Manager of Institutional and Retail Sales, Manager of the Institutional Sales Division, Manager of the New York Retail Office and a Registered Representative. Mr. Levy received a B.A. degree from Dartmouth College.

Class I Continuing Director—Term Expires in 2007

Edwin Thomas Burton, III has served as one of our directors since 1997 and serves as Chairman of our Audit Committee, and is a member of our Compensation and Nominating and Corporate Governance Committees. Mr. Burton is a member of, and from 1997 until March 2001 served as Chairman of the Board of Trustees of, the Investment Advisory Committee of the Virginia Retirement System for state and local employees of the Commonwealth of Virginia. Mr. Burton served as the Chairman of the Virginia Retirement System Special Committee on the sale of RF&P Corporation, a $570 million real estate company. Since 1988, he has served as a professor of economics at the University of Virginia. Mr. Burton served as a director of Virginia National Bank from 1998 until 2004. From 1994 until 1995, Mr. Burton served as Senior Vice President, Managing Director and member of the board of directors of Interstate Johnson Lane, Incorporated, an investment banking firm where he was responsible for the Corporate Finance and Public Finance Divisions. From 1987 to 1994, Mr. Burton served as President of Rothschild Financial Services, Incorporated (a subsidiary of Rothschild, Inc. of North America), an investment banking company headquartered in New York City that is involved in proprietary trading, securities lending and other investment activities. Mr. Burton also serves as a consultant to numerous companies on investment strategy and investment banking. Mr. Burton served on the board of directors of Capstar, a publicly-traded hotel company, and SNL Securities, a private securities data company. He has held various teaching positions at York College, Rice University and Cornell University and has written and lectured extensively in the field of economics. Mr. Burton received a B.A. degree and an M.A. degree in economics from Rice University and a Ph.D. degree in economics from Northwestern University.

Biographical Information Regarding Executive Officers Who Are Not Directors

Gregory F. Hughes has served as our Chief Financial Officer since February 2004. Mr. Hughes has also served as the Chief Credit Officer of Gramercy (NYSE: GKK) since August 2004. Mr. Hughes is responsible for finance, capital markets, investor relations and administration. Prior to joining our company, from 2002 to 2003, Mr. Hughes was a Managing Director and the Chief Financial Officer of the real estate private equity group at JP Morgan Partners. From 1999 to 2002, Mr. Hughes was a Partner and the Chief Financial Officer of Fortress Investment Group, an investment and asset management firm which managed a real estate private equity fund totaling approximately $900 million and an NYSE listed real estate investment trust with assets in excess of $1.3 billion. While at Fortress Investment Group, Mr. Hughes was actively involved in evaluating a broad range of real estate equity and structured finance investments and arranged various financings to facilitate acquisitions and fund recapitalizations. Mr. Hughes also served as Chief Financial Officer of Wellsford Residential Property Trust and Wellsford Real Properties, where he was responsible for the firm’s financial forecasting and reporting, treasury and accounting functions, capital markets and investor relations. While at Wellsford, Mr. Hughes was involved in numerous public and private debt and equity offerings and during his tenure, Wellsford became one of the first real estate investment trusts to obtain an investment grade rating. From 1985 to 1992, Mr. Hughes worked at Kenneth Leventhal & Co., a public accounting firm specializing in real estate and financial services. Mr. Hughes received his B.S. degree in Accounting from the University of Maryland and is a Certified Public Accountant. Mr. Hughes is 42 years old.

Andrew S. Levine has served as our General Counsel, Executive Vice President and Secretary since November 2000. Prior to joining our company, Mr. Levine was a partner at the law firm of Pryor,

Cashman, Sherman & Flynn, LLP. Mr. Levine was also a partner at the firm of Dreyer & Traub. As a member of the REIT and Real Estate Transactions and Business groups at Pryor, Cashman, Sherman & Flynn, LLP, Mr. Levine served as counsel for a diverse client base of public and private real estate companies, national retailers, REITs, private developers, investment advisers and lenders. Mr. Levine received a B.A. degree from the University of Vermont in 1980 and a J.D. degree from Rutgers School of Law in 1984. Mr. Levine is 47 years old.

Andrew Mathias has served as our Chief Investment Officer since January 2004. Mr. Mathias is responsible for the firm’s equity and structured finance investments. Mr. Mathias also oversees the firm’s acquisitions/dispositions and its joint venture program. Mr. Mathias joined our company in March 1999 as a Vice President and was promoted to Director of Investments in 2002, a position he held until his promotion to Chief Investment Officer. Mr. Mathias has also served as the Chief Investment Officer of Gramercy (NYSE: GKK) since August 2004. Prior to joining our company, from July 1998, Mr. Mathias was with New York-based Capital Trust (NYSE: CT), a mezzanine finance company. From June 1995 to July 1998, Mr. Mathias worked at CT’s predecessor company, Victor Capital Group, a private real estate investment bank specializing in advisory services, investment management, and debt and equity placements. While there, he worked on a wide variety of real estate principal investments and advisory transactions, both on behalf of third-party clients and for the firm’s own account. Mr. Mathias also worked on the high yield/restructuring desk at Bear Stearns and Co. Mr. Mathias received a degree in Economics from the Wharton School at the University of Pennsylvania. Mr. Mathias is 32 years old.

Gerard T. Nocera has served as our Chief Operating Officer since May 2004, and previous to that, he served as our Executive Vice President—Director of Real Estate, where he oversaw all capital projects, leasing programs and the management of all properties owned and managed by us. He also served as our Executive Vice President-Director of Leasing from 1997 to 2001 and for SL Green Properties, Inc. from 1991 to 1997. During those periods, Mr. Nocera was responsible for the development and implementation of all marketing and leasing programs for the properties owned and managed by us. Prior to joining our company, Mr. Nocera worked as a Promotional Broker for seven years, as well as working for the Cohen Brothers as a New York landlord representative. Mr. Nocera is a member of the Real Estate Board of New York and the YMWREA. Mr. Nocera received a B.A. degree from Duquesne University. Mr. Nocera is 49 years old.

The Board of Directors and its Committees

We are managed by a five-member Board of Directors. The Board has affirmatively determined that Messrs. John H. Alschuler, Jr., Edwin Thomas Burton, III and John S. Levy, representing a majority of its members, are independent of our management, as such term is defined by the rules of the New York Stock Exchange Inc., or the NYSE. Our Board of Directors held seven meetings during fiscal year 2005. Each of the directors attended at least 75% of the total number of meetings of our Board of Directors held during 2005 and each of the directors attended our 2005 annual meeting.

Audit Committee.   We have a standing Audit Committee, consisting of John H. Alschuler, Jr., Edwin Thomas Burton, III (Chairman) and John S. Levy, each of whom is “independent” within the meaning of the rules of the NYSE and the U.S. Securities and Exchange Commission, or the SEC. The Board of Directors has determined that Mr. Burton is an “audit committee financial expert” as defined in rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002. Our Audit Committee is responsible for, among other things, engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of their audit engagement, approving professional services to be provided by the independent registered public accounting firm, reviewing the independence of the auditors, considering the range of audit and non-audit fees, reviewing the adequacy of our internal controls, accounting and reporting practices and assessing the quality and integrity of our consolidated financial statements. In 2004, our Board approved a new amended written charter for our

Audit Committee, a copy of which is available on our website at http://www.slgreen.com. Additional information regarding the functions performed by our Audit Committee is set forth in the “Audit Committee Report” included in this annual proxy statement. Our Audit Committee held five meetings during fiscal year 2005. Each of the committee members attended at least 75% of the total number of meetings of our Audit Committee held during fiscal year 2005.

Compensation Committee.   We have a standing Compensation Committee, consisting of John H. Alschuler, Jr. (Chairman), Edwin Thomas Burton, III and John S. Levy, each of whom is “independent” within the meaning of the rules of the NYSE. Our Compensation Committee is responsible for, among other things, (1) reviewing and approving corporate goals and objectives relevant to the compensation of the Chairman of our Board of Directors, the Chief Executive Officer and such other executive officers that may be designated by the Chairman of our Board of Directors and/or Chief Executive Officer, evaluating the performance of such officers in light of such goals and objectives, and determining and approving the compensation of such officers based on these evaluations, (2) approving the compensation of our other executive officers, (3) recommending to our Board of Directors for approval the compensation of the non-employee directors and (4) overseeing our incentive-compensation and stock-based compensation plans. Our Compensation Committee also has authority to grant awards under our 2005 Stock Option and Incentive Plan, including our 2005 Long-Term Outperformance Compensation Plan and our 2003 Long-Term Outperformance Compensation Program. In 2004, our Board approved a written charter for our Compensation Committee, a copy of which is available on our website at http://www.slgreen.com. Our Compensation Committee held six meetings during fiscal year 2005. Each of the committee members attended at least 75% of the total number of meetings of our Compensation Committee held during fiscal year 2005. See “Executive Compensation—Report on Executive Compensation.”

Nominating and Corporate Governance Committee.   We have a standing Nominating and Corporate Governance Committee, consisting of John H. Alschuler, Jr., Edwin Thomas Burton, III and John S. Levy (Chairman), each of whom is “independent” within the meaning of the rules of the NYSE. Our Nominating and Corporate Governance Committee is responsible for, among other things, assisting the Board in identifying individuals qualified to become Board members, recommending to the Board the director nominees to be elected at each annual meeting of stockholders, recommending to the Board the directors to serve on each of the Board’s committees, developing and recommending to the Board the corporate governance principles and guidelines applicable to our company and directing the Board in an annual review of its performance. In 2004, our Board approved a written charter for our Nominating and Corporate Governance Committee, a copy of which is available on our website at http://www.slgreen.com. Our Nominating and Corporate Governance Committee was established in December 2003 by our Board to replace our Nominating Committee which consisted of Messrs. Burton, Alschuler and Levy. Our Nominating and Corporate Governance Committee held one meeting during fiscal year 2005, in which it nominated two Class II directors whose nomination was successfully voted on at our 2005 annual meeting. All of the committee members attended the meeting of our Nominating and Corporate Governance Committee held during fiscal year 2005.

Executive Committee.   Subject to the supervision and oversight of our Board of Directors, our Executive Committee, which consists of Stephen L. Green, Marc Holliday and John H. Alschuler, Jr., has the authority to approve the acquisition, disposition and financing of investments by us and to authorize the execution of certain contracts and agreements, including those relating to the borrowing of money by us, and to exercise generally all other powers of our Board of Directors, except for those which require action by all directors or the independent directors under our articles of incorporation or bylaws or under applicable law.

Director Compensation

Directors of our company who are also employees receive no additional compensation for their services as directors. During the fiscal year ended December 31, 2005, each independent director received an annual fee in the amount of $25,000. Each independent director also received $1,000 for each meeting of our Board of Directors or a committee of our Board of Directors that he attended. The annual fee payable to our independent directors is payable quarterly, half in restricted stock and half in cash, unless an independent director elects to have the director fee paid 100% in stock or elects to defer all or part of the annual fee pursuant to our Independent Directors’ Deferral Program as described below. Any portion of the annual fee that is paid in stock is made under our 2005 Stock Option and Incentive Plan. The meeting fees are paid in cash unless an independent director elects to defer all or part of the meeting fees pursuant to our Independent Directors’ Deferral Program. One of our independent directors who resides outside of New York is reimbursed for expenses of attending Board of Director and committee meetings.

The Chairman of our Audit Committee, the Chairman of our Compensation Committee and the Chairman of our Nominating and Corporate Governance Committee received additional annual fees of $7,500, $5,000 and $4,000, respectively, which are payable in cash unless such chairman elects to defer all or part of such fee pursuant to our Independent Directors’ Deferral Program. In addition, each member of our Audit Committee was entitled to receive a fee of $4,000 per meeting for any special meetings of the Audit Committee held independently of meetings of our Board of Directors. No such meetings were held in 2005. The special meeting fees are paid in cash unless an independent director elects to defer all or part of the meeting fees pursuant to our Independent Directors’ Deferral Program. Each independent director, upon initial election or appointment to our Board of Directors, receives options under our 2005 Stock Option and Incentive Plan, to purchase 6,000 shares of common stock at the market price of the common stock at the close of business on the day preceding the date of grant. In addition, under our 2005 Stock Option and Incentive Plan, each independent director is entitled to an annual grant of stock options to purchase 6,000 shares of common stock, which are priced at the close of business on the day preceding our annual meeting of stockholders, all of which vest on the date of grant. Each independent director was also entitled to an annual grant (reviewed annually) of 850 shares of restricted common stock pursuant to our 2005 Stock Option and Incentive Plan, a third of which will vest on the first business day, one year from the date of grant, and each of the following two years, respectively, subject to the independent director being a member of our Board on the date such award is expected to vest. An independent director may elect to defer all or part of the annual stock grant pursuant to our Independent Directors’ Deferral Program.

Our Board of Directors has adopted an Independent Directors’ Deferral Program for non-employee directors. Our non-employee directors may elect to defer up to 100% of their annual fee, chairman fees, meeting fees and annual stock grant under the program. Unless otherwise elected by a participant, fees deferred under the program shall be credited in the form of phantom stock units. The phantom stock units are convertible into an equal number of shares of common stock upon such director’s termination of service from our Board of Directors or a change in control by us, as defined by the program. Phantom stock units are credited quarterly to each non-employee director quarterly using the closing price of our common stock on the applicable dividend record date for the respective quarter. Each participating non-employee director’s account is credited for an equivalent amount of phantom stock units based on the dividend rate for each quarter. In 2005, our non-employee directors earned 4,365 phantom stock units in the aggregate.

For the 2006 fiscal year, our Board of Directors has approved the following changes in compensation to be received by our independent directors:  (i) the annual stock award has been increased from 850 shares to 1,000 shares; (ii) the annual fee has been increased from $25,000 to $50,000; and (iii) the fee for each meeting of our Board of Directors or a committee of our Board of Directors attended has been increased from $1,000 to $1,500. There are no additional changes to the fees and stock awards that each independent director is entitled to receive for the 2006 fiscal year.

PROPOSAL 2:  RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the accounting firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2006, subject to ratification of this appointment by our common stockholders. Ernst & Young LLP has served as our independent registered public accounting firm since our formation in June 1997 and is considered by our management to be well-qualified. Ernst & Young LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in our company or any of our subsidiaries in any capacity.

A representative of Ernst & Young LLP will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Fee Disclosure

Audit Fees

Fees, including out-of-pocket expenses, for audit services totaled approximately $1,428,000 in fiscal year 2005 and $1,435,000 in fiscal year 2004. Audit fees include fees associated with our annual audit and the reviews of our quarterly reports on Form 10-Q. In addition, audit fees include Sarbanes-Oxley Section 404 planning and testing, fees for public filings in connection with various property acquisitions, joint venture audits, and services relating to public filings in connection with preferred and common stock offerings and certain other transactions. Our joint venture partners paid approximately half of the joint venture audit fees. Audit fees also include fees for accounting research and consultations.

Audit-Related Fees

Fees for audit-related services totaled approximately $78,000 in 2005 and $188,000 in 2004. The audit-related services principally include fees for operating expense, tax certiorari audits and employee benefit plan audits. In addition, the audit-related services include fees for agreed-upon procedures projects and acquisition due diligence.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning totaled approximately none in 2005 and $196,000 in 2004.

All Other Fees

Fees for all other services not included above totaled none in 2005 and none in 2004.

Our Audit Committee considers whether the provision by Ernst & Young LLP of the services that are required to be described under “All Other Fees” is compatible with maintaining Ernst & Young LLP’s independence from both management and our company.

Pre-Approval Policies and Procedures of our Audit Committee

Our Audit Committee must pre-approve all audit services and permissible non-audit services provided by our independent registered public accounting firm, except for any de minimis non-audit services. Non-audit services are considered de minimis if (1) the aggregate amount of all such non-audit services constitutes less than 5% of the total amount of revenues we paid to our independent registered public accounting firm during the fiscal year in which they are provided; (2) we did not recognize such services at the time of the engagement to be non-audit services; and (3) such services are promptly brought to our

Audit Committee’s attention and approved prior to the completion of the audit by our Audit Committee or any of its member(s) who has authority to give such approval. None of the fees reflected above were approved by our Audit Committee pursuant to this de minimis exception. Our Audit Committee may delegate to one or more of its members who is an independent director the authority to grant pre-approvals. All services provided by Ernst & Young LLP in 2005 were pre-approved by our Audit Committee.

Our Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The following is a report by our Audit Committee regarding the responsibilities and functions of our Audit Committee. This Report shall not be deemed to be incorporated by reference in any previous or future documents filed by us with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the Report by reference in any such document.

Our Audit Committee oversees our financial reporting process on behalf of our Board of Directors, in accordance with our Audit Committee Charter. Management has the primary responsibility for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. In fulfilling its oversight responsibilities, our Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2005 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Our Audit Committee reviewed with the independent registered public accounting firm, who is responsible for auditing our financial statements and for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as currently in effect. Our Audit Committee received the written disclosure and the letter from our independent registered public accounting firm required by the Independence Standards Board Standard No. 1, as currently in effect, discussed with our independent registered public accounting firm the auditors’ independence from both management and our company and considered the compatibility of our independent registered public accounting firms’ provision of non-audit services to our company with their independence.

Our Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audit. Our Audit Committee met with our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting, including off-balance sheet investments and our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

In reliance on the reviews and discussions referred to above, but subject to the limitations on the role and responsibilities of our Audit Committee referred to below, our Audit Committee recommended to our Board of Directors (and our Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

Our Board of Directors has determined that our Audit Committee has at least one “audit committee financial expert,” as defined in Item 401(h) of SEC Regulation S-K, such expert being Mr. Edwin Thomas Burton, III, and that he is “independent,” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

The members of our Audit Committee are not professionally engaged in the practice of auditing or accounting. Committee members rely, without independent investigation or verification, on the information provided to them and on the representations made by management and independent registered public accounting firm. Accordingly, our Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that Ernst & Young LLP is in fact “independent.”

Submitted by our Audit Committee
Edwin Thomas Burton, III (Chairman)
John H. Alschuler, Jr.
John S. Levy

CORPORATE GOVERNANCE MATTERS

This section of our proxy statement contains information about a variety of our corporate governance policies and practices. In this section, you will find information about how we are complying with the NYSE’s final corporate governance rules that were approved by the SEC. We are committed to operating our business under strong and accountable corporate governance practices. You are encouraged to visit the corporate governance section of the “Investors—Corporate Governance” page of our corporate website at http://www.slgreen.com to view or to obtain copies of our committee charters, code of business conduct and ethics and corporate governance principles. You may also obtain, free of charge, a copy of the respective charters of our committees, code of business conduct and ethics and corporate governance principles by directing your request in writing to SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170-1881, Attention: Investor Relations. Additional information relating to the corporate governance of our company is also included in other sections of this proxy statement.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which our Board carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are director qualification standards, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluation of the Board and management responsibilities. Our Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to the Board.

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors serving on our Board must be independent as required by the listing standards of the NYSE and the applicable rules promulgated by the SEC. Our Board has affirmatively determined, based upon its review of all relevant facts and circumstances, that each of the following directors and director nominees has no direct or indirect material relationship with us and is independent under the listing standards of the NYSE and the applicable rules promulgated by the SEC:  Messrs. Edwin T. Burton, III, John H. Alschuler, Jr. and John S. Levy. Our Board has determined that Messrs. Green and Holliday, our two other directors, are not independent because they are also executive officers of our company.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to our directors, executive officers and employees. The Code of Business Conduct and Ethics was designed to assist our directors, executive officers and employees in complying with the law, resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the Code of Business Conduct and Ethics are compliance with applicable laws, conflicts of interest, use and protection of our company’s assets, confidentiality, communications with the public, accounting matters, records retention, fair dealing, discrimination and harassment and health and safety.

Audit Committee Financial Expert

Our Board of Directors has determined that our Audit Committee has at least one “audit committee financial expert,” as defined in Item 401(h) of SEC Regulation S-K, such expert being Mr. Edwin T. Burton, III, and that he is “independent,” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended. Mr. Burton has agreed to serve as our audit committee financial expert.

Communications with our Board of Directors

We have a process by which stockholders and/or other parties may communicate with our Board of Directors or individual directors. Any such communications may be sent to our Board by U.S. mail or overnight delivery and should be directed to Andrew S. Levine, Secretary, at SL Green Realty Corp., 420 Lexington Avenue, New York, New York  10170-1881, who will forward them on to the intended recipient. Any such communications may be made anonymously.

Whistleblowing and Whistleblower Protection Policy

Our Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls or auditing matters, and (2) the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. If you wish to contact our Audit Committee to report complaints or concerns relating to the financial reporting of our company, you may do so in writing to the Chairman of our Audit Committee, c/o General Counsel, SL Green Realty Corp., 420 Lexington Avenue, New York, New York  10170-1881. Any such communications may be made anonymously.

Director Attendance at Annual Meetings

We encourage each member of our Board of Directors to attend each annual meeting of stockholders. All of our directors attended the annual meeting of stockholders held on May 19, 2005.

Identification of Director Candidates

Our Nominating and Corporate Governance Committee assists our Board of Directors in identifying and reviewing director candidates to determine whether they qualify for membership on the Board and for recommending to the Board the director nominees to be considered for election at our annual meeting of stockholders.

In making recommendations to our Board, our Nominating and Corporate Governance Committee considers such factors as it deems appropriate. These factors may include judgment, skill, diversity, education, experience with businesses and other organizations comparable to our company, the interplay of the candidate’s experience with the experience of other Board members, the candidate’s industry knowledge and experience, the ability of a nominee to devote sufficient time to the affairs of our company and the extent to which the candidate generally would be a desirable addition to the Board and any committees of the Board.

Our Nominating and Corporate Governance Committee may solicit and consider suggestions of our directors or management regarding possible nominees. Our Nominating and Corporate Governance Committee may also procure the services of outside sources or third parties to assist in the identification of director candidates.

Our Nominating and Corporate Governance Committee may consider director candidates recommended by our stockholders. Our Nominating and Corporate Governance Committee will apply the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of our Board. Any recommendations by stockholders should follow the procedures outlined under “Stockholder Proposals” in this proxy statement and should also provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications and the candidate’s written consent to being considered as a director nominee. In addition, any stockholder recommending a director candidate should submit information demonstrating the number of shares of common stock that he or she owns.

Executive Sessions of Non-Management Directors

In accordance with the Corporate Governance Guidelines, the non-management directors serving on our Board of Directors meet in executive session after each regularly scheduled meeting of the Audit Committee without the presence of any directors or other persons who are part of our management. The executive sessions regularly are chaired by the chair of the Board committee having jurisdiction over the particular subject matter to be discussed at the particular session or portion of a session.

Disclosure Committee

We maintain a Disclosure Committee consisting of members of our executive management and senior employees. Our Disclosure Committee meets at least quarterly. The purpose of our Disclosure Committee is to bring together representatives from our core business lines and employees involved in the preparation of our financial statements so that the group can discuss any issues or matters of which the members are aware that should be considered for disclosure in our public SEC filings. Our Disclosure Committee reports to our Chief Executive Officer and Chief Financial Officer and, as appropriate, to our Audit Committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the base compensation awarded to our Chief Executive Officer and each of our other four most highly compensated executive officers whose total annual salary and bonus, on an annualized basis, exceeded $100,000 during the fiscal year ended December 31, 2005 (collectively, the “named executive officers”). It is noted that a number of the executive compensation arrangements described below may be subject to adjustment for changes to be made in light of Section 409A of the Internal Revenue Code.

		Annual Compensation			Long-Term Compensation
Name And Principal Position	Year	Salary ($)	Bonuses ($)	Other Annual Compensation ($)(1)	Restricted Stock Awards ($)		Securities Underlying Options/ SARs(2)		All Other Compensation ($)(3)
Marc Holliday	2005	$600,000	$4,750,000	$1,275,137	$3,417,750	(4)	0		$137,815	(12)
Chief Executive	2004	$600,000	$3,250,000	$2,358,039	$11,116,750	(5)	0		$128,923	(13)
Officer, President	2003	$600,000	$1,500,000	$432,960	0		0		0
Stephen L. Green	2005	$600,000	$0	$1,048,724	$3,417,750	(4)	260,000	(11)	$0
Chairman of the	2004	$600,000	$1,300,000	$574,700	0		0		0
Board	2003	$600,000	$1,100,000	0	$5,556,250	(6)	0		0
Gregory F. Hughes	2005	$400,000	$1,400,000	$215,009	$1,173,893	(4)	0		$0
Chief Financial	2004	$400,000	$650,000	0	$979,425	(7)	100,000		0
Officer	2003	N/A	N/A	N/A	N/A		N/A		N/A
Andrew Mathias	2005	$300,000	$3,250,000	$460,144	$1,868,873	(4)	0		$6,300
Chief Investment	2004	$250,000	$1,300,000	0	$1,436,750	(8)	0		$4,100
Officer	2003	$175,000	$800,000	0	$1,323,000	(9)	75,000		$182,813	(14)
Andrew S. Levine	2005	$300,000	$475,000	$89,610	$320,760	(10)	0		$6,300
General Counsel	2004	$300,000	$315,000	$49,380	$0		0		$4,100
	2003	$250,000	$250,000	$28,575	$0		0		$0

(1)             Represents the full amount of cash payments to be made with respect to tax payments due on the corresponding restricted stock awards that vested during that year.

(2)             For the year ended December 31, 2005, options to purchase a total of 382,700 shares of common stock have been granted to our directors and employees, including options to purchase 260,000 shares of common stock granted to one of our named executive officers.

(3)             Unless otherwise indicated, represents our company’s matching contributions with respect to amounts earned by a named executive officer under our 401(k) plan. Our company’s matching contributions are credited in the year subsequent to which employees make their contributions.

(4)             Represents the full value of the restricted stock award made on February 1, 2005 pursuant to our equity incentive plan, which vests as follows:  10% on February 1, 2006; 10% on February 1, 2007; 20% on February 1, 2008; 30% on February 1, 2009; and 30% on February 1, 2010. Also represents the full value of the stock award made on December 30, 2005 pursuant to our equity incentive plan, which vested immediately. Dividends are payable on the restricted stock to the same extent and on the same date as dividends are paid on our common stock, regardless of whether the underlying stock is vested.

(5)             Represents the full value of the restricted stock award in the amount of 175,000 shares made in 2004 pursuant to this officer’s amended and restated employment agreement. This award, along with the remaining shares under a prior restricted stock grant (the vesting schedule to which was revised pursuant to this officer’s amended and restated employment agreement), vests as follows:  40,000 shares vest on July 17, 2004; 40,000 shares vest on July 17, 2005; 40,000 shares vest on July 17, 2006; 50,000 shares vest on July 17, 2007; 60,000 shares vest on July 17, 2008; 60,000 shares vest on July 17, 2009; and the remaining 12,498 shares vest on January 17, 2010. The vesting of one-half of these shares is subject to specified company performance measures. Also represents a signing bonus of 95,000 shares of stock that vested upon grant. See “—Employment and Noncompetition Agreements” below. Dividends are payable on the restricted stock to the same extent and on the same date as dividends are paid on our common stock, regardless of whether the underlying stock is vested.

(6)             Represents the full value of the restricted stock award made in 2003 pursuant to this officer’s employment agreement, 20% of which vests on each January 1 for the five year period commencing on January 1, 2004, subject to specified company performance measures. See “—Employment and Noncompetition Agreements” below. Dividends are payable on the restricted stock to the same extent and on the same date as dividends are paid on our common stock, regardless of whether the underlying stock is vested.

(7)             Represents the full value of the restricted stock award made in 2004 pursuant to this officer’s employment agreement, which award vests as follows:  5,000 shares vest on February 2, 2005; 7,500 shares vest on February 2, 2006; and 10,000 shares vest on February 2, 2007. The vesting of one-half of these shares is subject to specified company performance measures. See “—Employment and Noncompetition Agreements” below. Dividends are payable on the restricted stock to the same extent and on the same date as dividends are paid on our common stock, regardless of whether the underlying stock is vested.

(8)             Represents the full value of the restricted stock award made in 2004 pursuant to this officer’s employment agreement, which award vests as follows:  7,876 shares vest on January 1, 2005; 13,562 shares vest on January 1, 2006; 17,062 shares vest on January 1, 2007; and 14,000 shares vest on January 1, 2008. The vesting of one-half of these shares is subject to specified company performance measures. See “—Employment and Noncompetition Agreements” below. Dividends are payable on the restricted stock to the same extent and on the same date as dividends are paid on our common stock, regardless of whether the underlying stock is vested.

(9)             Represents the full value of the restricted stock award in the amount of 36,750 shares made in 2003 to Mr. Mathias as a deferred compensation payment, which award vests as follows:  19% on January 1, 2005, 26% on January 1, 2006 and 55% on January 1, 2007. Dividends are payable on the restricted stock to the same extent and on the same date as dividends are paid on our common stock, regardless of whether the underlying stock is vested.

(10)       Represents the full value of the restricted stock award made on February 1, 2005 pursuant to our equity incentive plan, which vests as follows:  10% on February 1, 2006; 10% on February 1, 2007; 20% on February 1, 2008; 30% on February 1, 2009; and 30% on February 1, 2010. Dividends are payable on the restricted stock to the same extent and on the same date as dividends are paid on our common stock, regardless of whether the underlying stock is vested.

(11)       Represents the full number of options to purchase 260,000 shares of our common stock, which vested on the date of grant, received in lieu of a cash bonus.

(12)       Includes (i) $131,515 of loan forgiveness and (ii) $6,300 of matching 401(k) contributions.

(13)       Includes (i) $124,823 of loan forgiveness and (ii) $4,100 of matching 401(k) contributions.

(14)       Includes (i) a $146,791 deferred compensation payment and (ii) $36,022 of loan forgiveness.

Option/SAR Grants In Fiscal Year 2005

The following table sets forth the options/stock appreciation rights, or SARs, granted with respect to the fiscal year ended December 31, 2005 to our named executive officers.

		Percent Of Total			Potential Realizable Value At Assumed
	Number Of Securities Underlying	Options/SARs Granted To	Exercise Price Per		Annual Rates Of Share Price Appreciation
	Options/SARs	Employees In Fiscal	Share		For Option Term(2)
Name	Granted	Year	Of Common Stock(1)	Expiration Date	5%	10%
Stephen L. Green	260,000	67.94%	$76.39	12/30/15	$12,490,728	$31,653,957
Marc Holliday	0	0%	$0	-	$0	$0
Gregory F. Hughes	0	0%	$0	-	$0	$0
Andrew Mathias	0	0%	$0	-	$0	$0
Andrew S. Levine	0	0%	$0	-	$0	$0

(1)             The exercise price for the options was based on the market price of the common stock on the date the options were granted.

(2)             In accordance with the rules of the SEC, these amounts are the hypothetical gains, or “option spreads” from the exercise price, that would exist for the respective options based on assumed rates of annual compound share price appreciation of 5% and 10% from the date the options were granted over the full option term. No gain to the optionee is possible without an actual increase in the price of the common stock.

Aggregated Option/SAR Exercises in Fiscal Year 2005 and 2005 Year-End Option/SAR Values

The following table provides information regarding option exercises in 2005 by our named executive officers and the value of their unexercised options held at the end of 2005.

			Number of shares underlying unexercised		Value of unexercised in-the-money
	Shares acquired on		options/SARs at fiscal year-end		options/SARs at fiscal year-end($)(1)
Name	exercise	Value realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen L. Green	420,000	$12,422,400	383,000	267,000	5,853,870	12,721,830
Marc Holliday	143,000	$6,937,500	0	147,000	0	7,098,630
Gregory F. Hughes	15,000	$199,213	0	85,000	0	2,816,900
Andrew Mathias	25,000	$1,125,232	12,833	100,833	569,764	4,286,934
Andrew S. Levine	27,000	$1,277,613	26,000	30,000	1,255,540	1,448,700

(1)             The value of unexercised in-the-money options at fiscal year-end, based on the market price for our common stock at the close of trading on December 31, 2005 of $76.39 per share.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2005, relating to our equity compensation plans pursuant to which shares of our common stock or other equity securities may be granted from time to time.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	1,724,925	$41.49	3,052,037
Equity compensation plans not approved by security holders(2)	6,333	$24.70	0
Total	1,731,258	$41.25	3,052,037

(1)             Includes information related to our 2005 Stock Option and Incentive Plan and Amended 1997 Stock Option and Incentive Plan, as amended.

(2)             Certain of our employees, most of whom were executive officers, were granted an aggregate of 435,000 options as part of their initial employment agreements entered into at the time the employees first joined our company. The options have a weighted average exercise price of $24.61. A substantial portion of the options were issued during or before calendar year 2000 and no option grants have been made outside of our Amended 1997 Stock Option and Incentive Plan, as amended, subsequent to February 2001.

2005 Stock Option and Incentive Plan

At the March 2005 meeting of our Board of Directors, our Board adopted, and our stockholders ratified, a long-term, ten-year compensation program for certain employees, directors, officers, advisors, consultants and other personnel, and any of our joint venture affiliates. Our Compensation Committee may provide that any of our joint venture affiliates and employees of the foregoing may be eligible to participate in the equity incentive plan. Our Compensation Committee has the authority to administer and interpret the equity incentive plan, to authorize the granting of awards, to determine the eligibility of an employee, director or consultant to receive and award, to determine the number of shares of common stock to be converted by each award, to determine the terms, provisions and conditions of each award, to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate. Our Compensation Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee’s authority and duties with respect to awards.

Subject to adjustments upon certain corporate transactions or events, up to a maximum of 3,500,000 shares (the “fungible pool limit”), may be subject to options, restricted stock, phantom shares, dividend equivalent rights and other equity-based awards under our equity incentive plan; however, the manner in which the fungible pool limit is finally determined can ultimately result in the issuance under our equity incentive plan of up to 4,375,000 shares (subject to adjustments upon certain corporate transactions or events). Any common stock withheld or surrendered by plan participants in connection with the payment of an option exercise price or in connection with tax withholding will not count towards the share limitation and will be available for issuance under the equity incentive plan. If an option or other award granted under the equity incentive plan expires or terminates, the common stock subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless the equity incentive plan is previously terminated by our Board of Directors, no new award may be granted under the equity incentive plan after the tenth anniversary of the date that such plan was initially approved by our board of directors. No award may be granted under our equity incentive plan to any person who, assuming exercise of all options and payment of all awards held by such person, would own or be deemed to own more than 9.8% of our outstanding common stock. In addition, subject to adjustment upon certain corporate transactions or events, a participant may not receive awards in any one year covering more than 700,000 shares (based on the fungible pool limit, depending on the type of grant involved, as many as 875,000 shares can be the subject of option grants to any one person in any year, and as many as 269,230 shares may be granted as restricted stock (or be the subject of other full-value grants)) to any one person in any year. At December 31, 2005, approximately 3,052,037 shares of our common stock were reserved for issuance under our equity incentive plan, or 3,800,000 if everything available under our equity incentive plan was issued as a five-year option.

Outperformance Plans

2003 Long-Term Outperformance Compensation Program.   We have a long-term, seven-year compensation program, or our 2003 Outperformance Plan, for certain members of senior management. Our 2003 Outperformance Plan, which measures our performance over a 48-month period (unless terminated earlier) commencing April 1, 2003, provides that holders of our common equity are to achieve a 40% total return, or baseline return, during the measurement period over a base share price of $30.07 per share before any restricted stock awards are granted. Plan participants will receive an award of restricted stock in an amount between 8% and 10% of the excess total return over the baseline return. At the end of the four-year measurement period, 40% of the award will vest on the measurement date and 60% of the award will vest ratably over the subsequent three years based on continued employment. The total value of the award under our 2003 Outperformance Plan is capped at $25.5 million. Any restricted stock to be issued under our 2003 Outperformance Plan will be allocated under our Amended 1997 Stock Option and Incentive Plan, as amended, which was previously approved through a stockholder vote in May 2002.

2005 Outperformance Plan.   In December 2005, our Compensation Committee approved a long-term incentive compensation program, our 2005 Outperformance Plan. Participants in our 2005 Outperformance Plan will share in a “performance pool” if our total return to stockholders for the period from December 1, 2005 through November 30, 2008 exceeds a cumulative total return to stockholders of 30% during the measurement period over a base share price of $68.51 per share. The size of the pool will be 10% of the outperformance amount in excess of the 30% benchmark, subject to a maximum dilution cap equal to the lesser of 3% of our outstanding shares and units of limited partnership interest as of December 1, 2005 or $50 million. In the event the potential performance pool reaches this dilution cap before November 30, 2008 and remains at that level or higher for 30 consecutive days, the performance period will end early and the pool will be formed on the last day of such 30-day period. Each participant’s award under the 2005 Outperformance Plan will be designated as a specified percentage of the aggregate performance pool to be allocated to him or her assuming the 30% benchmark is achieved. Individual awards will be made in the form of partnership units, or LTIP Units, that may ultimately become exchangeable for shares of our common stock or cash, at our election. LTIP Units will be granted prior to the determination of the performance pool; however, they will only vest upon satisfaction of performance and other thresholds, and will not be entitled to distributions until after the performance pool is established. Our 2005 Outperformance Plan provides that if the pool is established, each participant will also be entitled to the distributions that would have been paid on the number of LTIP Units earned, had they been issued at the beginning of the performance period. Those distributions will be paid in the form of additional LTIP Units. After the performance pool is established, the earned LTIP Units will receive regular quarterly distributions on a per unit basis equal to the dividends per share paid on our common stock, whether or not they are vested. Any LTIP Units that are not earned upon the establishment of the performance pool will be automatically forfeited, and the LTIP Units that are earned will be subject to time-based vesting, with one-third of the LTIP Units earned vesting on November 30, 2008 and each of the first two anniversaries thereafter based on continued employment.

Employment and Noncompetition Agreements

In general, each employment and noncompetition agreement provides for certain benefits in the event of termination of the named executive officer by us without “Cause” or resignation by the executive officer with “Good Reason” (as such terms are defined in each agreement). Subject to certain exceptions, these benefits generally include the continued payment of the executive officer’s base salary and bonus during the remaining term of the agreement, immediate or continued vesting of all equity awards as well as continued entitlement to receive other benefits conferred under the agreement for such remaining term. Under each agreement, the executive officer is entitled to certain specified benefits, including continued payment of base salary and, in some cases, bonus, in the event of his death or disability. In addition, each agreement, subject to certain exceptions, prohibits the executive officer from engaging, directly or indirectly, during the term of his employment and for a specified period following termination of employment, in certain competitive activities.

Certain specific terms of each agreement are set forth below.

Stephen L. Green’s employment and noncompetition agreement was amended in 2000 and was set to expire on August 20, 2002. Effective August 20, 2002, Mr. Green entered into a new employment and noncompetition agreement with us that runs through December 31, 2007. The agreement provides for an automatic renewal for successive one-year terms unless notice of non-renewal is given at least three months prior to the expiration of such renewal term. Pursuant to the agreement, Mr. Green receives, among other things, an annual base salary of $600,000, effective January 1, 2003, and received a grant of 175,000 shares of restricted common stock in January 2003, 50% of which will vest equally over five years and is based solely on continued employment and the remaining 50% of which will vest equally over five years, subject to the attainment of specified financial performance goals during the vesting period. Pursuant to the agreement, Mr. Green is also entitled to cash payments from us with respect to tax payments due on the portion of the restricted stock grant that vests each year. Mr. Green is subject to certain restrictive covenants.

Marc Holliday’s amended and restated employment and noncompetition agreement, dated January 17, 2001, was amended and restated in connection with his promotion to Chief Executive Officer in January 2004, to extend it through January 2010. It has a term of six years, which will automatically renew for successive one-year periods unless either Mr. Holliday or our company serves the required notice under the agreement. Mr. Holliday’s agreement provides for annual salary of $600,000, to be adjusted upwards every two years in the event of increases in the consumer price index. Under the term of his original agreement, 127,500 shares of Mr. Holliday’s restricted common stock had yet to vest. Subsequently, pursuant to the terms of his amended and restated employment and noncompetition agreement, Mr. Holliday received a grant of 175,000 additional shares of restricted common stock. The aggregate of the remaining shares under the original restricted stock grant and the subsequent restricted stock grant vest as follows:  40,000 shares vest on July 17, 2004; 40,000 shares vest on July 17, 2005; 40,000 shares vest on July 17, 2006; 50,000 shares vest on July 17, 2007; 60,000 shares vest on July 17, 2008; 60,000 shares vest on July 17, 2009; and the remaining 12,498 shares vest on January 17, 2010. However, the vesting of one-half of the original restricted stock grant and the subsequent restricted stock grants is further conditioned upon the attainment of specified financial performance goals during the vesting period. Mr. Holliday’s amended agreement also provided for a signing bonus of 95,000 shares of stock that were immediately vested, subject to a prohibition on disposition for two years. Pursuant to the agreement, Mr. Holliday is also entitled to cash payments from us with respect to tax payments due on the vested bonus stock and on the portion of his restricted stock grants that vest each year. The amended agreement also continues a certain non-recourse loan from us in the initial principal amount of $1,000,000, which is forgivable upon the attainment of specified financial performance goals prior to December 31, 2006, provided that Mr. Holliday remains employed by us until January 17, 2007. Mr. Holliday is subject to certain restrictive covenants.

Gregory F. Hughes was a consultant to us from November 2003 to February 3, 2004, when Mr. Hughes was named our Chief Financial Officer. Mr. Hughes entered into an employment and noncompetition agreement with us to serve as our Chief Financial Officer. Mr. Hughes’ agreement has a term of three years which shall be renewed as mutually agreed. If either party intends not to renew at the end of the original term of employment, such party must provide six months notice of non-renewal. Pursuant to the agreement, Mr. Hughes receives an annual salary of $400,000 and annual bonus which we agree to review annually. Mr. Hughes’ also received, among other benefits, options to purchase 100,000 shares of common stock, and 22,500 shares of restricted common stock. The options vest 15% in the first and second years, 20% in the third and fourth years, and 30% in the fifth year. The restricted stock vests 5,000 in the first year, 7,500 shares in the second year and 10,000 shares in the third year. The vesting of one-half of the restricted stock grant is further conditioned upon the attainment of specified financial performance goals during the vesting period. Pursuant to the agreement, Mr. Hughes is also entitled to cash payments from us with respect to tax payments due on the portion of his stock grants that vest each year. Mr. Hughes is subject to certain restrictive covenants.

Andrew Mathias entered into an employment and noncompetition agreement with us on January 5, 2004. Mr. Mathias’ agreement has a term of four years which shall be renewed as mutually agreed. If either party intends not to renew at the end of the original term of employment, such party must provide six months notice of non-renewal. Pursuant to the agreement, Mr. Mathias receives an annual salary of $250,000 in the first and second years, $300,000 in the third and fourth years, and an annual bonus. Mr. Mathias’ also received, among other benefits, options to purchase 75,000 shares of common stock (which were granted in November 2003), and 35,000 shares of restricted common stock. The options vest annually over four years (10% in year one, 20% in year two, 30% in year three and 40% in year four). The restricted stock, in addition to 17,500 shares of restricted shares previously granted to the Mr. Mathias that had not vested, will vest 7,876 in the first year, 13,562 shares in the second year, 17,062 shares in the third year and 14,000 shares in the fourth year. The vesting of one-half of the restricted stock grant is further conditioned upon the attainment of specified financial performance goals during the vesting period. Pursuant to the agreement, Mr. Mathias is also entitled to cash payments from us with respect to tax payments due on the portion of his stock grants that vest each year. Mr. Mathias is subject to certain restrictive covenants.

Andrew Levine entered into an employment and noncompetition agreement with us on November 13, 2000. Mr. Levine’s agreement has a term of three years which shall be renewed for one-year successive terms as mutually agreed. If either party intends not to renew the agreement, such party must provide six months notice of non-renewal. Pursuant to the agreement, Mr. Levine receives an annual salary of $250,000 and an annual bonus. Mr. Levine also received, among other benefits, options to purchase 65,000 shares of common stock, granted in November 2000, and 15,000 shares of restricted common stock. The options vested annually in equal amounts over five years. The restricted stock vested 15% in the first and second years, 20% in the third year, and 25% in the fourth and fifth years. The vesting of the restricted shares was conditioned upon Mr. Levine’s continued employment with us on each of the vesting dates. Pursuant to the agreement, Mr. Levine was also entitled to cash payments from us with respect to tax payments due on the portion of his stock grants that vest each year. Mr. Levine is subject to certain restrictive covenants.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks and none of our employees participates on the Compensation Committee.

COMPENSATION COMMITTEE REPORT

The following is a report by our Compensation Committee regarding the responsibilities and functions of our Compensation Committee. This Report shall not be deemed to be incorporated by reference in any previous or future documents filed by us with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this Report by reference in any such document.

Executive Compensation Objective.   The objective of our executive compensation program is to attract, retain and motivate talented executives that will maximize stockholder value. In order to achieve this objective, in addition to annual base salaries, the executive compensation program utilizes a combination of long-term incentives through equity-based compensation and annual incentives through cash bonuses. The program is intended to align the interests of executives with those of our stockholders by linking a portion of executive compensation directly to increases in stockholder value. We seek to provide total compensation to our executive officers which is competitive with total compensation paid by REITs and other private real estate firms similar to us.

Proceedings of the Compensation Committee.   Our Compensation Committee determines compensation for our executive officers and is comprised of the independent directors, John H. Alschuler, Jr. (Chairman), Edwin Thomas Burton, III and John S. Levy. Final compensation determinations for each fiscal year generally are made after the end of the fiscal year and after audited financial statements for such year become available. At that time, (1) base salaries for the following fiscal year are set to the extent not already dictated by the terms of existing employment agreements, (2) cash bonuses, if any, will be determined for the past year’s performance and (3) restricted stock and/or option grants, if any, will generally be made.

Our Compensation Committee exercises independent discretion in respect of executive compensation matters. With respect to the compensation of our named executive officers other than our Chief Executive Officer, our Compensation Committee reviews the recommendations of our Chief Executive Officer.

The following is a discussion of each element of our executive compensation:

Annual Base Salary.   Base salaries for each of our named executive officers are the subject of the employment agreement between us and such named executive officer. Each named executive officer’s employment agreement provides that such officer’s base salary will be reviewed no less frequently than annually.

Annual Incentives.   Annual incentives are provided in the form of cash bonuses to be paid if certain performance objectives are achieved and as provided by an executive’s employment agreement. In the future, our Compensation Committee may award cash bonuses based primarily upon our Funds from Operations for past periods. Cash bonuses will also be subject to adjustment based upon our Compensation Committee’s evaluation of an executive’s personal performance.

Long-Term Incentives.   Long-term incentives are provided to executives through the grant of stock options or awards. The grant of stock options or awards are intended to align the executive’s long-term objectives with those of our stockholders. Our 2005 Stock Option and Incentive Plan, including our 2005 Outperformance Plan, our 2003 Long-Term Outperformance Compensation Program and our Amended 1997 Stock Option and Incentive Plan, as amended, is administered by our Compensation Committee, which has the discretion to determine those individuals to whom options or awards will be granted, the number of shares subject to options or awards and other terms and conditions of the options or awards. For an overview of our 2003 Long-Term Outperformance Compensation Program and our 2005 Outperformance Plan, see “Executive Compensation—Outperformance Plans.”

2005 Chief Executive Officer Compensation.   For the fiscal year ended December 31, 2005, Marc Holliday’s base salary was $600,000 as determined by our Compensation Committee. Our Compensation Committee also awarded to Mr. Holliday a $4,750,000 cash bonus. These awards were determined by our Compensation Committee substantially in accordance with the policies described above relating to all of our named executive officers. In making such determinations, our Compensation Committee noted several factors, including our achievement of a 10.3% increase in Funds from Operations per share in 2005 over levels achieved in 2004 and total return to stockholders of 30.5% in 2005.

Tax Deductibility of Executive Compensation.   Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on our tax return of compensation over $1 million to any of our named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. Our Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing our executives with appropriate compensation for their performance. We paid compensation to certain of our named executive officers during 2005, a portion of which may be nondeductible under the limitations set forth in Section 162(m).

Submitted by our Compensation
Committee of our Board of Directors

John H. Alschuler, Jr. (Chairman)
Edwin Thomas Burton, III
John S. Levy

STOCK PERFORMANCE GRAPH

The following graph provides a comparison of the cumulative total stockholder return on the common stock from the closing price on December 31, 2000 of $28.00 per share to the closing price per share on the NYSE on December 31, 2005 of $76.39 per share with the cumulative total return on the Standard & Poor’s 500 Composite Stock Price Index and the Standard & Poor’s REIT Composite Index for the same periods. Total return values were calculated based on cumulative total return assuming (1) the investment of $100 in the common stock, the Standard & Poor’s 500 Composite Stock Price Index and the Standard & Poor’s REIT Composite Index on December 31, 2000 and (2) reinvestment of dividends. The historical information set forth below is not necessarily indicative of future performance. The data shown is based on the share prices or index values, as applicable, as of the end of each month shown.

	DEC-00(1)	DEC-01	DEC-02	DEC-03	DEC-04	DEC-05
SL Green	100.00	115.68	125.67	172.18	264.22	344.73
S&P 500	100.00	114.34	118.90	161.79	213.60	238.24
S&P REIT	100.00	88.12	68.66	88.34	97.94	102.74

Source for Standard & Poor’s 500 Composite Stock Price Index and Standard & Poor’s REIT Composite Index data:  Standard & Poor’s

(1)             Assumes (i) an initial investment of $100 in our common stock, in the Standard & Poor’s 500 Composite Stock Price Index and in the Standard & Poor’s REIT Composite Index on December 31, 2000 and (ii) reinvestment of dividends.

The stock performance graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that such information be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common stock, as of March 1, 2006, for (1) each person known to us to be the beneficial owner of more than 5% of our company’s outstanding common stock, (2) each of our directors and nominees for director, (3) each of our named executive officers who is not a director and (4) our directors, nominees for director and executive officers as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of common stock set forth opposite their respective names.

Name**	Amount And Nature Of Beneficial Ownership Of Common Stock(1)		Percent Of Total(2)
John H. Alschuler, Jr.	24,118	(3)	*
Edwin Thomas Burton, III	23,121	(4)	*
Stephen L. Green	1,840,252	(5)	4.1%
Marc Holliday	528,000		1.2%
John S. Levy	46,997	(6)	*
Andrew Mathias	145,403	(7)	*
Andrew S. Levine	47,500	(8)	*
Gregory F. Hughes	43,012		*
AMVESCAP PLC(9)	2,356,169		5.6%
EARNEST Partners, LLC(10)	2,217,714		5.3%
Stichting Pensioenfonds ABP(11)	2,581,500		6.3%
All Directors and Executive Officers as a Group (9 Persons)	2,746,529		6.1%

*                     Less than 1% of class.

**               Unless otherwise indicated, the business address is 420 Lexington Avenue, New York, New York 10170.

(1)             For purposes of this table, a person is deemed to have “beneficial ownership” of the number of shares of common stock that such person has the right to acquire pursuant to the exercise of stock options exercisable within 60 days or pursuant to the redemption of units of limited partnership interests, or units, in our operating partnership, SL Green Operating Partnership, L.P., a Delaware limited partnership, of which SL Green Realty Corp. is the general partner (assuming we elect to issue common stock rather than pay cash upon such redemption). See “Executive Compensation” beginning on page 16 for a discussion of the vesting of stock options granted to directors and officers. Pursuant to the terms of the First Amended and Restated Agreement of Limited Partnership of our operating partnership, dated as of August 20, 1997, as amended, upon a notice of redemption from a unit holder, our operating partnership is obligated to redeem units for cash or, at our option, on a one-for-one basis for shares of common stock, subject to certain limitations.

(2)             As of March 1, 2006, 42,967,995 shares of common stock were outstanding. For purposes of computing the percentage of outstanding shares of common stock held by each person, any share of common stock which such person has the right to acquire pursuant to the exercise of stock options exercisable within 60 days or pursuant to the redemption of units (assuming we elect to issue common stock rather than pay cash upon redemption) is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)             Includes 20,000 shares of common stock subject to options exercisable within 60 days after March 1, 2006.

(4)             Includes 6,000 shares of common stock subject to options exercisable within 60 days after March 1, 2006.

(5)             Includes 1,437,287 shares held directly or indirectly through certain partnerships and other similar entities and includes 260,000 shares of common stock subject to options exercisable within 60 days after March 1, 2006.

(6)             Includes 42,000 shares of common stock subject to options exercisable within 60 days after March 1, 2006.

(7)             Includes 2,833 shares of common stock subject to options exercisable within 60 days after March 1, 2006.

(8)             Includes 26,000 shares of common stock subject to options exercisable within 60 days after March 1, 2006.

(9)             The business address for this stockholder is 11 Devonshire Square, London, England EC2M 4YR. Pursuant to a Schedule 13G filed with the SEC, as of February 13, 2006, this stockholder may have direct or indirect voting and/or investment discretion over these shares of common stock which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

(10)       The business address for this stockholder is 75 Fourteenth Street, Suite 2300, Atlanta, Georgia 30309. Pursuant to a Schedule 13G filed with the SEC, as of February 14, 2006, this stockholder may have direct or indirect voting and/or investment discretion over these shares of common stock which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

(11)       The business address for this stockholder Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Kingdom of the Netherlands. Pursuant to a Schedule 13G filed with the SEC, as of February 15, 2006, this stockholder may have direct or indirect voting and/or investment discretion over these shares of common stock which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and persons who own more than 10% of a registered class of our equity securities are required by the SEC regulation to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports furnished to us, all Section 16(a) filing requirements applicable to our executive officers, directors and persons who own more than 10% of a registered class of our equity securities were satisfied.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Cleaning Services

First Quality Maintenance, L.P., or First Quality, provides cleaning, extermination and related services with respect to certain of the properties owned by us. First Quality is owned by Gary Green, a son of Stephen L. Green, our chairman of the Board. First Quality also provides additional services directly to tenants on a separately negotiated basis. The aggregate amount of fees paid by us to First Quality for services provided (excluding services provided directly to tenants) was approximately $4.9 million in 2005, $4.6 million in 2004 and $4.3 million in 2003. In addition, First Quality has the non-exclusive opportunity to provide cleaning and related services to individual tenants at our properties on a basis separately negotiated with any tenant seeking such additional services. First Quality leases 12,290 square feet of space at 70 West 36th Street pursuant to a lease that expires on December 31, 2012 and provides for annual rental payments of approximately $362,000.

Security/Messenger and Restoration Services

Classic Security LLC, or Classic Security, provides security services, Bright Star Couriers LLC, or Bright Star, provides messenger services and Onyx Restoration Works, or Onyx, provides restoration services with respect to certain properties owned by us. Classic Security, Bright Star and Onyx are owned by Gary Green, a son of Stephen L. Green. The aggregate amount of fees paid by us for such services was approximately $6.1 million in 2005, $4.3 million in 2004 and $3.8 million in 2003.

Leases

Nancy Peck and Company leases 2,013 feet of space at 420 Lexington Avenue, New York, New York pursuant to a lease that expired on June 30, 2005 and provided for annual rental payments of approximately $66,000. This space is now leased on a month-to-month basis. Nancy Peck and Company is owned by Nancy Peck, the wife of Stephen L. Green. The rent due under the lease is offset against a consulting fee, of $10,500 per month, we pay to her under a consulting agreement which is cancelable upon 30-days notice.

Brokerage Services

Sonnenblick-Goldman Company, a nationally recognized real estate investment banking firm, provided mortgage brokerage to us. Mr. Morton Holliday, the father of Mr. Marc Holliday, was a  Managing Director of Sonnenblick at the time of the financings. In 2005, we paid approximately $457,000 to Sonnenblick in connection with securing a $120.0 million first mortgage for the property located at 711 Third Avenue. In 2004, our 1515 Broadway joint venture paid approximately $855,000 to Sonnenblick in connection with securing a $425 million first mortgage for the property. In 2005, our 1515 Broadway joint venture paid approximately $400,000 to Sonnenblick in connection with refinancing the property and increasing the first mortgage to $625.0 million.

Management Fees

S.L.  Green Management Corp. receives property management fees from certain entities in which Stephen L. Green owns an interest. The aggregate amount of fees paid to S.L. Green Management Corp. from such entities was approximately $209,000 in 2005, $258,000 in 2004 and $237,000 in 2003.

Indebtedness of Management

On January 17, 2001, Mr. Marc Holliday, then our president, received a non recourse loan from us in the principal amount of $1,000,000 pursuant to his amended and restated employment and noncompetition agreement. This loan bears interest at the applicable federal rate per annum and is secured by a pledge of certain of Mr. Holliday’s shares of our common stock. The principal of and interest on this loan is forgivable upon our attainment of specified financial performance goals prior to December 31, 2006, provided that Mr. Holliday remains employed by us until January 17, 2007. On April 17, 2000, Mr. Holliday received a loan from us in the principal amount of $300,000, with a maturity date of July 17, 2003. This loan bears interest at a rate of 6.60% per annum and is secured by a pledge of certain of Mr. Holliday’s shares of our common stock. On May 14, 2002, Mr. Holliday entered into a loan modification agreement with us in order to modify the repayment terms of the $300,000 loan. Pursuant to the agreement, $100,000 (plus accrued interest thereon) is forgivable on each of January 1, 2004, January 1, 2005 and January 1, 2006, provided that Mr. Holliday remains employed by us through each of such date. The principal balance outstanding on this loan was $100,000 on December 31, 2005. In addition, the $300,000 loan shall be forgiven if and when the $1,000,000 loan that Mr. Holliday received pursuant to his amended and restated employment and non competition agreement is forgiven.

Gramercy Capital Corp.

Management Agreement

GKK Manager LLC, or the Manager, an affiliate of ours, is a party to a management agreement with Gramercy Capital Corp., or Gramercy, which provides for an initial term through December 2007, with automatic one-year extension options and is subject to certain termination rights. The Manager receives an annual management fee equal to 1.75% of Gramercy’s gross stockholders’ equity (as defined in the management agreement). In addition, Gramercy will also pay the Manager a collateral management fee (as defined in the collateral management agreement) of 0.25% per annum on the outstanding investment grade bonds in Gramercy’s May 2005 collateralized debt obligation. For the two years ended December 31, 2005, the Manager received an aggregate of approximately $6.3 million and $1.3 million, respectively, in fees under the management agreement and $0.9 million and none under the collateral management agreement.

To provide an incentive for the Manager to enhance the value of the common stock, we, along with the Manager, are entitled to an incentive return payable through the Class B limited partner interests equal to 25% of the amount by which funds from operations (as defined in the agreement) plus certain accounting gains exceed the product of the weighted average stockholders’ equity of Gramercy multiplied by 9.5% (divided by 4 to adjust for quarterly calculations). We earned approximately $2.3 million and none for the years ended December 31, 2005 and 2004, respectively.

In May 2005, our Compensation Committee approved long-term incentive performance awards pursuant to which certain of our officers and employees, including some of whom are our senior executive officers, were awarded a portion of the interests previously held by us in the Manager as well as in the Class B limited partner interests in Gramercy’s operating partnership. These awards are dependent upon, among other things, tenure of employment and the performance by our company and its investment in Gramercy. After giving effect to these awards, we own 65.83 units of the Class B limited partner interests and 65.83% of the Manager. The officers and employees who received these awards own 15.75 units of the Class B limited partner interests and 15.75% of the Manager.

Asset Management Agreement and Outsourcing Agreement

Gramercy is obligated to reimburse the Manager for its costs incurred under an asset servicing agreement and an outsource agreement between us and the Manager. The asset servicing agreement provides for an annual fee of 0.15% of the carrying value of Gramercy’s investments, excluding certain defined investments. The outsourcing agreement provides a fee of $1.25 million per year, increasing 3% annually over the prior year. For the two years ended December 31, 2005, the Manager received an aggregate of approximately $2.3 million and $0.6 million, respectively, under the outsourcing and asset servicing agreements.

Origination Agreement

We entered into an origination agreement with Gramercy that is effective during the term of the management agreement as described above. Pursuant to this agreement, we will not originate, acquire or participate in fixed income investments in the United States, subject to certain conditions and exclusions described below. Fixed income investments include debt obligations or interests in debt obligations bearing a fixed-rate of return and collateralized by real property or interests in real property. We have also agreed not to acquire, originate or participate in preferred equity investments which bear a fixed rate of return in the United States, unless Gramercy has determined not to pursue that opportunity.

Under the agreement, we will retain the following rights:

(a)    to retain any fixed income investments and/or preferred equity investments we own or have committed to own on the date the offering closes;

(b)   to originate fixed income investments or acquire interests in fixed income investments and/or preferred equity investments in connection with the sale of any real estate or real estate-related assets or fixed income investments we currently own or own at any future time, in part or whole, directly or indirectly;

(c)    to originate or acquire fixed income and/or preferred equity investments that provide a rate of return tied to the cash flow, appreciation or both of the underlying real property or interests in real property;

(d)   to modify or refinance any portion of the investments in Item (a), (b) or (c) above including, but not limited to, changes in principal, rate of return, maturity or redemption date, lien priority, return priority and/or borrower; and

(e)    to originate, acquire or participate in any distressed debt, where there is a payment default, an acceleration, bankruptcy or foreclosure, when a default is highly likely because the loan-to-value ratio is over 100% or when the debt service exceeds the available cash flow from the property on both a current and projected basis.

Gramercy has agreed that it will not:

•       acquire real property in metropolitan New York and Washington, D.C. (except by foreclosure or similar conveyance) resulting from a fixed income investment;

•       originate or acquire investments described in (c) above or distressed debt, in each case located in metropolitan New York or Washington, D.C.; and

•       originate or acquire participations in any investments described in Item (b) or (d) above.

Gramercy has also agreed that, when it acquires direct or indirect ownership interests in property in metropolitan New York or Washington D.C. by foreclosure or similar conveyance, we will have the right to purchase the property at a price equal to Gramercy’s unpaid asset balance on the date Gramercy foreclosed or acquired the asset, plus interest at the last stated contract (non-default) rate and, to the extent payable by the borrower under the initial documentation evidencing the property, legal costs incurred by Gramercy directly related to the conveyance and the fee, if any, due upon the repayment or prepayment of the investment which is commonly referred to as an “exit fee” (but not including default interest, late charges, prepayment penalties, extension fees or other premiums of any kind) through the date of Gramercy’s purchase (this amount is called “Par Value”). If Gramercy seeks to sell the asset and receives a bona fide third party offer to acquire the asset for cash that it desires to accept, we may purchase the asset at the lower of the Par Value or the third party’s offer price. If the asset is not sold within one year, we have the right to purchase the property at its appraised value. The appraised value will be determined as follows:  Gramercy will select an appraiser and we will select an appraiser, who will each appraise the property. These two appraisers jointly will select a third appraiser, who will then choose one of the two appraisals as the final appraised value. These rights may make it more difficult to sell such assets because third parties may not want to incur the expense and effort to bid on assets when they perceive that we may acquire them at the lower of the same terms proposed by the third party or Par Value. As a result, Gramercy may not receive the same value on the sale of such assets as it might receive from an independent third party submitting an offer through a competitive bidding process.

We have a right of first offer to acquire any distressed debt that Gramercy decides to sell.

Under this agreement, Gramercy also agreed to sell to us 25% of the shares sold in Gramercy’s initial public offering. No underwriting discount or commission was paid in connection with the shares sold to us. Gramercy has also agreed that, during the term of this origination agreement, we will have the right to purchase 25% of the shares in any future offering of common stock, at the same price as other purchasers, in order to maintain our percentage ownership interest in Gramercy after its initial public offering. This right will also apply to issuances of units in Gramercy’s operating partnership.

In the event the management agreement is terminated for cause by Gramercy or if neither we nor any of our affiliates shall be the managing member of the Manager, then the non-compete provisions in the origination agreement will survive such termination for a period of one year with respect only to potential investments by Gramercy as to which the Manager has commenced due diligence.

One Madison Avenue

In April 2005, we acquired the fee interest in One Madison Avenue for approximately $919.0 million, excluding closing costs. The property consists of two contiguous buildings, the South Building and the Clock Tower totaling approximately 1.44 million square feet. We entered into a joint venture agreement with Gramercy, whereby we own a 55% interest in the 1.176 million square foot South Building, which is occupied almost entirely by Credit Suisse Securities (USA) LLC pursuant to a lease that expires in 2020. We, along with Gramercy, acquired the South Building on a pari passu basis for approximately $803.0 million. This was financed in part through a $690.0 million mortgage on the South Building.

Leases

Effective May 1, 2005, Gramercy entered into a lease agreement with an affiliate of ours, for their corporate offices at 420 Lexington Avenue, New York, NY. The lease is for approximately five thousand square feet with an option to lease an additional approximately two thousand square feet and carries a term of ten years with rents of approximately $249,000 per annum for year one rising to $315,000 per annum in year ten.

Registration Rights Agreement

We entered into a registration rights agreement with Gramercy in connection with its private placement transaction whereby Gramercy agreed to file a registration statement with the SEC no later than August 31, 2005, covering the shares it sold (which includes the shares we acquired) in the private placement. On August 31, 2005, Gramercy filed a registration statement relating to such shares, which was declared effective by the SEC on September 16, 2005.

Purchasers of Common Stock

In January 2005, we purchased an additional 1,275,000 shares of common stock of Gramercy, increasing our total investment to approximately $68.9 million. In September 2005, we purchased an additional 958,333 shares of common stock of Gramercy, increasing our total investment to approximately $93.6 million. We currently hold 5,668,000 shares of Gramercy’s common stock. The market value of our investment in Gramercy was approximately $129.1 million at December 31, 2005. Gramercy paid the Manager a fee of $1.0 million as compensation for financial advisory, structuring and other services performed on Gramercy’s behalf in connection with its December 2004 private placement.

SL Green Operating Partnership, L.P. Interests in Gramercy Investments

We hold two preferred equity interests for $75.0 million and $6.1 million, respectively, that are subordinate to Gramercy’s interest in the first mortgage of the underlying property. In July 2005, we sold a $40.0 million mezzanine loan to Gramercy, which we determined to be at a market rate.  As part of that sale, we retained an interest-only participation.

OTHER MATTERS

Solicitation of Proxies

We will pay the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. In addition, we intend to utilize the proxy solicitation services of Morrow & Co., Inc. at an aggregate estimated cost of $5,000 plus out-of-pocket expenses.

Stockholder Proposals

Stockholder proposals intended to be presented at the 2007 annual meeting of stockholders must be received by our Secretary no later than January 17, 2007 in order to be considered for inclusion in our proxy statement relating to the 2007 meeting pursuant to Rule 14a-8 under the Exchange Act.

For a proposal of a stockholder to be presented at the 2007 annual meeting of stockholders, other than a stockholder proposal included in the proxy statement pursuant to Rule 14a-8, it must be received at our principal executive offices after November 18, 2006 and on or before March 3, 2007, unless the 2007 annual meeting of stockholders is scheduled to take place before May 10, 2007 or after July 16, 2007. Our Bylaws provide that any stockholder wishing to nominate a director or have a stockholder proposal, other than a stockholder proposal included in the proxy statement pursuant to Rule 14a-8, considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in our Bylaws, to us at our principal executive offices not less than 75 days nor more than 180 days prior to the anniversary of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is scheduled to be held more than seven calendar days prior, or more than 60 days subsequent, to the anniversary date, such nominations or proposals must be delivered to us not earlier than the 180th day prior to such meeting and not later than the later of the 75th day prior to such annual meeting or the twentieth day following the earlier of the day on which public announcement of the meeting is first made or notice of the meeting is mailed to stockholders. Any such proposal should be mailed to:  SL Green Realty Corp., 420 Lexington Avenue, New York, New York  10170-1881, Attn:  Andrew S. Levine, Secretary.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your request in writing to SL Green Realty Corp., 420 Lexington Avenue, New York, New York  10170-1881, Attention:  Investor Relations. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Other Matters

Our Board of Directors does not know of any matters other than those described in this proxy statement that will be presented for action at the annual meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

By Order of our Board of Directors

Andrew S. Levine
Secretary

New York, New York
April 17, 2006

SL GREEN REALTY CORP.
420 Lexington Avenue
New York, New York  10170
Proxy for Annual Meeting of Stockholders to be held on May 17, 2006

THIS PROXY IS SOLICITED BY OUR BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Stephen L. Green and Andrew S. Levine and either of them, as proxies of the undersigned, with full power of substitution, to vote all shares of common stock of SL Green Realty Corp. held of record by the undersigned as of the close of business on March 15, 2006, on behalf of the undersigned at the annual meeting of stockholders to be held at the Grand Hyatt New York Hotel, Park Avenue at Grand Central Terminal, 109 East 42nd Street, New York, New York, 9:00 a.m., local time, on Wednesday, May 17, 2006 and at any adjournments or postponements thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s).  If no direction is given, this proxy will be voted FOR the nominees of our Board of Directors listed in Proposal 1, and FOR Proposal 2.  In their discretion, the proxies are each authorized to vote upon such other business as may properly come before the annual meeting and any adjournments or postponements thereof.  A stockholder wishing to vote in accordance with our Board of Directors’ recommendations need only sign and date this proxy and return it in the enclosed envelope.

SEE REVERSE
SIDE

Please vote and sign on other side and
return promptly in the enclosed envelope.

☒            Please mark your votes as in this example.

1.             To elect two Class III Directors of our company to serve until the 2009 annual meeting of stockholders and until their respective successors are duly elected and qualified.

Nominees:	John H. Alschuler, Jr. Stephen L. Green
FOR ALL	WITHHOLD ALL	FOR ALL (except as marked to the contrary below)
☐	☐	☐

2.             To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2006.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.             To consider and act upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying notice of annual meeting of stockholders, the proxy statement with respect thereto and our 2006 annual report to stockholders and hereby revoke(s) any proxy or proxies heretofore given.  This proxy may be revoked at any time before it is exercised.

☐            MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

Signature:	Date:

Note:  Please sign exactly as name appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.